Exhibit 99.1

CarParts.com Announces Board Transitions Following Strategic Investment

LOS ANGELES, October 8, 2025 /PRNewswire/ -- CarParts.com, Inc. (NASDAQ: PRTS), a leading e-commerce provider of automotive parts and accessories, today announced board transitions following its recently completed strategic investment from ZongTeng Group, a world-class distribution and logistics powerhouse, A-Premium, a recognized global leader in mechanical parts procurement, marketing and e-commerce, and CDH Investments, a highly respected asset manager.

In connection with the strategic investment, Henry Maier and James Barnes have decided to step down from the Company's Board of Directors, effective October 7, 2025.

The strategic investors have designated Thomas Yunlong Man and Na "Mina" He as board observers. Mr. Man brings extensive cross-border M&A and corporate transaction experience from his 17-year career as a partner with leading international law firms including Baker & McKenzie, Orrick, Hogan Lovells, and Morrison & Foerster. He was recognized as a "Leading Lawyer" in M&A and Project Finance by International Financial Law Review. Mr. Man holds a J.D. from Indiana University Maurer School of Law and a Ph.D. in American Constitutional History from Johns Hopkins University, and currently serves as Professor from Practice at Peking University School of Transnational Law.

Ms. He currently serves as Investment Manager at Fujian Zongteng Network Co., Ltd., where she leads industrial investment projects and post-investment management. She previously worked as an Investment Analyst at a dual-listed (US/Hong Kong) group company, focusing on cross-border investment analysis and due diligence. Ms. He holds a Master's in Economics and dual Bachelor's in Accounting from Huazhong University of Science and Technology and is a CFA Level III candidate.

"Henry and Jim have been exceptional board members who made significant contributions during a pivotal time in CarParts.com's evolution," said Barry Phelps, Chairman of the Board. "Their expertise, dedication, and strategic counsel have been instrumental in building the foundation for our future growth. On behalf of the entire Board, we thank them for their outstanding service and wish them well in their future endeavors."

"We welcome Thomas and Mina as board observers and look forward to benefiting from their considerable expertise," said David Meniane, CEO of CarParts.com.

Following these changes, the CarParts.com Board will consist of six directors.

About CarParts.com, Inc. CarParts.com, Inc. is a technology-led ecommerce company offering over 1 million quality automotive parts and accessories. Operating for over 25 years, CarParts.com has established itself as a premier destination for drivers seeking repair, maintenance, and upgrade solutions. Taking a customer-first approach, we deliver a seamless, mobile-friendly shopping experience across our website and app. With a commitment to delivering exceptional value backed by our nationwide, company-operated distribution network, fast shipping and experienced customer service team, CarParts.com aims to eliminate the uncertainty and stress often associated with vehicle maintenance and repair. The company operates CarParts.com and a portfolio of private-label and marketplace brands, including CarParts Wholesale, JC Whitney, Garage-Pro, Evan Fischer, and more.

CarParts.com is headquartered in Torrance, California.

Investor Relations Contact:
Ryan Lockwood
Chief Financial Officer
investor.relations@carparts.com